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                                                                     EXHIBIT 5.1

                [LETTERHEAD OF BROBECK, PHLEGER & HARRISON LLP]


                               January 3, 2000

Stamps.com Inc.
3420 Ocean Park Boulevard, Suite 1040
Santa Monica, California  90405

          Re:  Stamps.com Inc. Registration Statement on Form S-4
               for 8,000,000 Shares of Common Stock
               ------------------------------------

Ladies and Gentlemen:

          We have acted as special counsel to Stamps.com Inc., a Delaware corporation (the "Company"), in connection with the proposed issuance and sale by the Company of up to 8,000,000 shares of the Company's common stock, par value $0.001 per share (the "Shares"), pursuant to the Company's Registration Statement on Form S-4 (File No. 333-91377) (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act").

          This opinion is being furnished in accordance with the requirements of
Item 16(a) of Item 21(a) of Form S-4 and Item 601(b)(5)(i) of Regulation S-K.

          We have reviewed (i) the Company's charter documents, (ii) the corporate proceedings taken by the Company in connection with the issuance and sale of the Shares, (iii) the Agreement and Plan of Merger, dated as of October 22, 1999 (the "Agreement") by and among the Company, Rocket Acquisition Corp., a Washington corporation and a wholly owned subsidiary of the Company ("Merger Sub"), and iShip.com, Inc., a Washington corporation ("iShip.com"), and (iv) the Registration Statement. Based on such review, we are of the opinion that the Shares have been duly authorized, and if, as and when issued in accordance with the Registration Statement and the related joint proxy statement and consent solicitation/prospectus (as amended and supplemented through the date of issuance) will be legally issued, fully paid and nonassessable.

          We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption
"Legal Matters" in the joint proxy statement and consent solicitation/prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Commission promulgated thereunder, or Item 509 of Regulation S-K.
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  Stamps.com Inc.                                                January 3, 2000
                                                                          Page 2


          This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

                                             Very truly yours,


                                             BROBECK, PHLEGER & HARRISON LLP